Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan of our report dated March 6, 2020, with respect to the consolidated financial statements of Zentalis Pharmaceuticals, LLC included in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-236959).

/s/ Ernst & Young LLP

San Diego, California

April 6, 2020